Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, April 21, 2016

Codorus Valley Bancorp, Inc.

Reports First Quarter 2016 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $2.8 million or $0.35 per share basic and diluted, for the quarter ended March 31, 2016, as compared to earnings of $2.4 million or $0.39 per share basic and diluted, for the first quarter of 2015. The decrease in earnings per share was primarily a result of the 1,746,850 common shares issued in the $34.5 million public offering completed in December 2015.

Larry J. Miller, Chairman, President and CEO, stated, “Our strong first quarter performance reflects the continued growth and profitability of our core commercial, retail and wealth management businesses. During the first quarter 2016, our loan and deposit portfolios each reflected increases of $27 million, accompanied by increases in the net interest margin, service fees on deposits and wealth management fees. We also continued the expansion of the PeoplesBank franchise by opening a limited service facility on the Masonic Village campus in Lancaster County, Pennsylvania, representing our initial entry into this highly-attractive market. The opening of this facility has proven to be very successful based on the significant number of accounts and deposits generated in a short period of time.”

The Corporation’s net interest income for the first quarter of 2016 was $13.0 million, an increase of $1.3 million or 11% when compared to the net interest income of $11.7 million for the first quarter of 2015. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. The Corporation realized a net interest margin of 3.95% for the first quarter of 2016, which was comparable to the net interest margin of 3.93% for the first quarter of 2015. PeoplesBank continues to have success in growing low cost core deposits, while maintaining reasonable loan yields in a highly competitive pricing environment.

The provision for loan losses for the first quarter of 2016 was $800,000, a decrease of $200,000 as compared to a provision of $1.0 million for the first quarter of 2015. The decrease was positively impacted by a $313,000 reduction in net charge-offs in the first quarter of 2016 compared to the same period in 2015. Due to continued collection and successful workout efforts, the Corporation’s nonperforming assets ratio was 0.56% as of March 31, 2016, reflecting a favorable year-over-year decrease when compared to a nonperforming asset ratio of 0.99% as of March 31, 2015.

Noninterest income for the first quarter of 2016 and 2015 was $2.4 million. While noninterest income was flat, there was an increase in wealth management income and service charges on deposit accounts, which was offset by a decrease in gains from sales of mortgage loans and securities.

Noninterest expense was $10.5 million for the first quarter of 2016, an increase of $869,000 as compared to noninterest expense of $9.6 million for the first quarter of 2015. Personnel costs, which include compensation and benefit expenses, accounted for $737,000 of the increase, and is due to a combination of normal business growth and 2016 including a full quarter impact of the Corporation’s January 2015 acquisition of Madison Bancorp, Inc. Marketing costs increased $250,000 due to planned initiatives related to the continued expansion of our franchise along with the initial expenses associated with the acquisition of the naming rights to PeoplesBank Park, the facility that houses the York, Pennsylvania based York Revolution independent league baseball team. Noninterest expenses for the first quarter of 2015 included $425,000 of nonrecurring costs associated the acquisition of Madison Bancorp, Inc.

Other News

As previously announced, on February 18, 2016, the Corporation completed the redemption of all 12,000 remaining shares of the Corporation’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, that had been issued to the United States Treasury in August 2011 in connection with the Corporation’s participation in the Small Business Lending Fund program.

As recently announced, on April 12, 2016, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.13 per share, payable on May 10, 2016 to shareholders of record at the close of business on April 26, 2016. The quarterly cash dividend is the same amount as paid in the previous quarter.

The first quarter of 2016 also included several important changes to the Board and management of the Corporation and PeoplesBank. In January, the Corporation announced that Brian Brunner was appointed as a Class A Director of the Corporation. Mr. Brunner served as a member of the Board of Directors of PeoplesBank since September 2015. On March 8, 2016, Larry J. Miller retired from his position as President and Chief Executive Officer of PeoplesBank and was appointed to the position of Executive Chairman of PeoplesBank. In connection with Mr. Miller’s retirement, A. Dwight Utz was appointed President, Chief Executive Officer and a member of the Board of Directors of PeoplesBank. In addition, Matthew A. Clemens was named Chief Administrative Officer and Diane E. Baker was named Chief Risk Officer of PeoplesBank.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2016	2015
Interest income	$15,014	$13,686
Interest expense	2,049	2,008
Net interest income	12,965	11,678
Provision for loan losses	800	1,000
Noninterest income	2,385	2,357
Noninterest expense	10,458	9,589
Income before income taxes	4,092	3,446
Provision for income taxes	1,275	1,012
Net income	2,817	2,434
Preferred stock dividends	16	30
Net income available to common shareholders	$2,801	$2,404
Basic earnings per common share	$0.35	$0.39
Diluted earnings per common share	$0.35	$0.39

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2016	2015	2015
Cash and short term investments	$12,437	$57,485	$26,822
Investment securities	205,287	218,498	222,694
Loans	1,151,646	1,123,775	1,022,192
Allowance for loan losses	(13,090)	(12,704)	(11,435)
Net loans	1,138,556	1,111,071	1,010,757
Premises and equipment, net	24,796	24,606	21,501
Goodwill	2,301	2,301	2,421
Other assets	43,645	42,373	39,478
Total assets	$1,427,022	$1,456,334	$1,323,673

Deposits	$1,120,833	$1,094,149	$1,074,131
Borrowed funds	146,896	194,820	119,544
Other liabilities	9,276	8,224	9,320
Shareholders’ equity	150,017	159,141	120,678
Total liabilities and shareholders’ equity	$1,427,022	$1,456,334	$1,323,673

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2016	2015	2015	2015	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1) (in thousands, except per share data)
Net income available to common shareholders	$2,801	$2,740	$2,981	$2,890	$2,404
Basic earnings per common share	$0.35	$0.42	$0.48	$0.47	$0.39
Diluted earnings per common share	$0.35	$0.42	$0.48	$0.46	$0.39
Cash dividends paid per common share	$0.130	$0.124	$0.124	$0.119	$0.119
Tangible book value per common share	$18.55	$18.20	$17.95	$17.50	$17.32
Book value per common share	$18.84	$18.49	$18.34	$17.90	$17.72
Average common shares outstanding	7,960	6,500	6,182	6,159	6,128
Average diluted common shares outstanding	8,024	6,563	6,242	6,227	6,207

Performance Ratios (%)
Return on average assets (2)	0.79	0.78	0.87	0.87	0.75
Return on average equity (2)	7.22	8.38	9.68	9.55	8.18
Return on average realized equity (2)(3)	7.31	8.52	9.85	9.77	8.39
Net interest margin (4)	3.95	3.71	3.71	3.83	3.93
Efficiency ratio (5)	67.33	62.90	65.00	62.45	68.19
Net overhead ratio (2)(7)	2.33	2.02	2.10	2.04	2.33

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.15	0.32	0.03	0.10	0.29
Allowance for loan losses to total loans (6)	1.14	1.13	1.17	1.15	1.12
Nonperforming assets to total loans and foreclosed real estate	0.56	0.59	0.77	0.98	0.99

Capital Ratios (%)
Average equity to average assets	11.00	9.35	8.98	9.14	9.13
Tier 1 leverage capital ratio	10.99	11.73	9.45	9.62	9.64
Common equity Tier 1 capital ratio	12.55	12.56	10.11	9.97	9.96
Tier 1 risk-based capital ratio	13.42	14.49	12.15	12.04	12.08
Total risk-based capital ratio	14.55	15.60	13.31	13.16	13.18

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets